AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger entered into as of June 30, 2004, by and among Viral Genetics, Inc., a Delaware corporation (the “Parent”), Viral Genetics, Inc., a California corporation and a wholly owned subsidiary of the Parent (“VGT”), and Therapeutic Genetics, Inc., a California corporation (“TGI”). The Parent, VGT, and TGI are referred to collectively herein as the “Parties.”

        This Agreement contemplates a tax-free merger of TGI with and into VGT and the issuance of Parent securities to the stockholders of TGI in a reorganization pursuant to Code Section 368(a)(2)(D).

        Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.     Definitions.

        “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

        “Agreement of Merger” has the meaning set forth in Section 2(c) below.

        “California Corporation Law” means the California Corporation Code, as amended.

        “Closing” has the meaning set forth in Section 2(b) below.

        “Closing Date” has the meaning set forth in Section 2(b) below.

        “Confidential Information” means any information concerning the businesses and affairs of TGI that is not already generally available to the public.

        “Dissenting Share” means any TGI Share of a TGI Stockholder who has exercised his or its appraisal rights under the California Corporation Law.

        “Effective Time” has the meaning set forth in Section 2(d)(i) below.

        “Knowledge” means actual knowledge after reasonable investigation.

        “Merger” has the meaning set forth in Section 2(a) below.

        “Most Recent Quarter End” has the meaning set forth in Section 3(f) below.

        “Parent” has the meaning set forth in the preface above.

        “Parent Common Stock” means common stock, par value $0.0001, of the Parent.

        “Parent Exchanged Securities” has the meaning set forth in Section 2(d)(v) below.

        “Parent Warrant” means a warrant to purchase one shares of Parent Common Stock at an exercise price of $0.40 per share over a five-year period expiring on the five year anniversary of the Closing Date, the form of which is attached hereto as Exhibit A.

        “Party” has the meaning set forth in the preface above.

        “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

        “Public Report” has the meaning set forth in Section 4(e) below.

        “Requisite Stockholder Approval” means the affirmative vote of the holders of a majority of TGI Shares in favor of this Agreement and the Merger.

        “SEC” means the Securities and Exchange Commission.

        “Securities Act” means the Securities Act of 1933, as amended.

        “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialman’s, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens that arise in a manner consistent with past custom and practice and not incurred in connection with the borrowing of money.

        “Special Meeting” has the meaning set forth in Section 5(c)(ii) below.

        “Surviving Corporation” has the meaning set forth in Section 2(a) below.

        “TGI” has the meaning set forth in the preface above.

        “TGI Share” means any share of the common stock, $0.0001 par value per share, of TGI.

        “TGI Stockholder” means any Person who or which holds any TGI Shares.

        “VGT” has the meaning set forth in the preface above.

2.     Basic Transaction..

         (a)        The Merger. On and subject to the terms and conditions of this Agreement, TGI will merge with and into VGT (the “Merger”) at the Effective Time. VGT shall be the corporation surviving the Merger (the “Surviving Corporation”).

          (b)        The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Parsons, Behle & Latimer in Salt Lake City, Utah, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than August 31, 2004.

          (c)        Actions at the Closing. At the Closing, (i) TGI will deliver to the Parent and VGT the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Parent and VGT will deliver to TGI the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) TGI and VGT will file with the Secretary of State of the State of California an Agreement of Merger in the form attached hereto as Exhibit B (the “Agreement of Merger”), and (iv) the Parent will cause the Parent Exchanged Securities to be issued and delivered to TGI Stockholders as provided below in this Section 2.

          (d)        Effect of Merger.

             (i)        General. The Merger shall become effective at the time (the “Effective Time”) TGI and VGT file the Agreement of Merger with the Secretary of State of the State of California. The Merger shall have the effect set forth in the California Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either TGI or VGT in order to carry out and effectuate the transactions contemplated by this Agreement.

(ii) Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of VGT as in effect immediately prior to the Effective Time.

(iii) Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of VGT immediately prior to the Effective Time.

             (iv)        Directors and Officers. The directors and officers of VGT shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

             (v)        Conversion of TGI Shares. At and as of the Effective Time, (A) each TGI Share (other than any Dissenting Share or Parent-owned Share) shall be converted into the right to receive 1.062466 shares of Parent Common Stock and Parent Warrant to purchase an equal number of shares of Parent Common Stock (collectively the “Parent Exchanged Securities”), and (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the California Corporation Law. No TGI Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v) after the Effective Time.

          (d)        Procedure for Payment.

             (i)        Immediately after the Effective Time the Parent will cause its registrar and transfer agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding TGI Shares for the holder to use in surrendering the certificates that represented his or its TGI Shares against delivery of Parent Exchanged Securities. No interest will accrue or be paid to the holder of any outstanding TGI Shares. No fractional shares or rights included in the Parent Exchanged Securities shall be issued on conversion of TGI Shares, but the number of shares of Parent Exchanged Securities issued on conversion of TGI Shares shall be rounded up to the nearest whole share.

             (ii)        The Parent will not pay any dividend or make any distribution on Parent Exchanged Securities (with a record date at or after the Effective Time) to any record holder of outstanding TGI Shares until the holder surrenders for exchange his or its certificates which represented TGI Shares. The Parent instead will pay the dividend or make the distribution to its registrar and transfer agent in trust for the benefit of the holder pending surrender and exchange. The Parent may cause the registrar and transfer agent to invest any cash the registrar and transfer agent receives from the Parent as a dividend or distribution in one or more investments designated by the Parent; provided, however, that the terms and conditions of the investments shall be such as to permit the registrar and transfer agent to make prompt payments of cash to the holders of outstanding TGI Shares as necessary. The Parent may cause the registrar and transfer agent to pay over to the Parent any net earnings with respect to the investments, and the Parent will replace promptly any cash that the registrar and transfer agent loses through investments. In no event, however, will any holder of outstanding TGI Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

             (iii)        The Parent may cause the registrar and transfer agent to return any Parent Exchanged Securities and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding TGI Shares shall be entitled to look to the Parent (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the Parent Exchanged Securities and dividends and distributions thereon to which he or it is entitled upon surrender of his or its certificates.

(iv) The Parent shall pay all charges and expenses of the registrar and transfer agent.

3.     Representations and Warranties of TGI. TGI represents and warrants to the Parent and VGT that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.

          (a)        Organization, Qualification, and Corporate Power. TGI is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. TGI is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of TGI or on the ability of the Parties to consummate the transactions contemplated by this Agreement. TGI has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

          (b)        Capitalization. The entire authorized capital stock of TGI consists of 30,000,000 TGI Shares, of which 23,255,860 TGI Shares are issued and outstanding. All of the issued and outstanding TGI Shares have been duly authorized and are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require TGI to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to TGI.

         (c)        Authorization of Transaction. TGI has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that TGI cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of TGI, enforceable in accordance with its terms and conditions.

          (d)        Non-contravention. To the Knowledge of any director or officer of TGI, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which TGI is subject or any provision of the charter or bylaws of TGI or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which TGI is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of TGI or on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of any director or officer of TGI, and other than in connection with the provisions of the California Corporation Law, the Securities Exchange Act, the Securities Act, and state securities laws, TGI is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of TGI or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

          (e)        Financial Statements. Included as Schedule I is the unaudited balance sheet and statement of operations as of and for the six months ended June 30, 2004 (the “Most Recent Quarter End”) for TGI. The afore-mentioned balance sheet and statement of operations present fairly the financial condition of TGI as of such date and the results of operations of TGI for such period, are correct and complete, and are consistent with the books and records of TGI (which books and records are correct and complete).

          (f)        Events Subsequent to Most Recent Quarter End. Since the Most Recent Quarter End, there has not been any material adverse change in the business, financial condition, or operations of TGI.

          (g)        Undisclosed Liabilities. TGI does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Quarter End (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Quarter End consistent with past custom and practice, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law or results in the creation of any Security Interest.

          (h)        Brokers’ Fees. TGI does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.     Representations and Warranties of the Parent and VGT. Each of the Parent and VGT represents and warrants to TGI that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.

          (a)        Organization. Each of the Parent and VGT is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          (b)        Authorization of Transaction. Each of the Parent and VGT has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Parent and VGT, enforceable in accordance with its terms and conditions.

         (c)        Non-contravention. To the Knowledge of any director or officer of the Parent, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Parent or VGT is subject or any provision of the charter or bylaws of either the Parent or VGT or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Parent or VGT is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of any director or officer of the Parent, and other than in connection with the provisions of the California Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, neither the Parent nor VGT needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

          (d)        Brokers’ Fees. Neither the Parent nor VGT has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which TGI could become liable or obligated.

          (e)        Filings with the SEC. The Parent has made all filings with the SEC that it has been required to make within the past 12 months under the Securities Act and the Securities Exchange Act (collectively the “Public Reports”). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Parent has delivered to TGI a correct and complete copy of the parent’s annual report on Form 10-KSB for the year ended December 31, 2003 and quarterly report on Form 10-QSB for the quarter ended March 31, 2004.

5.     Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

          (a)        General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

          (b)        Notices and Consents. TGI will give any notices to third parties, and will use its reasonable best efforts to obtain any third party consents, that the Parent reasonably may request in connection with the matters referred to in Section 3(d) above.

        (c)        Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4I above. Without limiting the generality of the foregoing:

             (i)        Securities Act and State Securities Laws. The Parent will prepare and file with the SEC a Notice of Sale of Securities on Form D and take such further action it deems necessary to reasonably rely on exemptions for sales of securities under the Securities Act with respect to the issuance of the Parent Exchanged Securities. The Parent will take all actions that may be necessary, proper, or advisable under state securities laws in connection with the offering and issuance of the Parent Exchanged Securities.

             (ii)        California Corporation Law. TGI will call a special meeting of its stockholders (the “Special Meeting”), as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the California Corporation Law. If permitted by California Corporation Law, such approval may be obtained by written stockholder consent.

         (d)        Operation of Business. TGI will not engage in any practice, take any action, or enter into any transaction that is not consistent with past custom and practice. Without limiting the generality of the foregoing:

(i) TGI will not authorize or effect any change in its charter or bylaws;

             (ii)        TGI will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

             (iii)        TGI will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

(iv) TGI will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation;

(v) TGI will not impose any Security Interest upon any of its assets;

(vi) TGI will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person; and

(vii) TGI will not commit to any of the foregoing.

         (e)        Full Access. TGI will permit representatives of the Parent to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to TGI. Each of the Parent and VGT will treat and hold as such any Confidential Information it receives from TGI in the course of the reviews contemplated by this Section 5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to TGI all tangible embodiments (and all copies) thereof which are in its possession.

         (f)        Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

        (g)        Exclusivity. TGI will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of TGI (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that TGI and its directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. TGI shall notify the Parent immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.     Conditions to Obligation to Close.

        (a)        Conditions to Obligation of the Parent and VGT. The obligation of each of the Parent and VGT to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) This Agreement and the Merger shall have received the Requisite Stockholder Approval and the number of Dissenting Shares shall not exceed one percent of the number of outstanding TGI Shares;

(ii) TGI shall have procured all of the third party consents specified in Section 5(b) above;

(iii) The representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

(iv) TGI shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

             (v)        No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Parent to own the capital stock of the Surviving Corporation and to control the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(vi) TGI shall have delivered to the Parent and VGT a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects;

             (vii)        All actions to be taken by TGI in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Parent and VGT.

The Parent and VGT may waive any condition specified in this Section 6(a) if they execute a writing so stating at or prior to the Closing.

        (b)        Conditions to Obligation of TGI. The obligation of TGI to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) The representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) Each of the Parent and VGT shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) Each of the Parent and VGT shall have delivered to TGI a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(ii) is satisfied in all respects;

(iv) This Agreement and the Merger shall have received the Requisite Stockholder Approval; and

             (v)        All actions to be taken by the Parent and VGT in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to TGI.

TGI may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

7.     Termination.

         (a)        Termination of Agreement. Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

(i) The Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

             (ii)        the Parent and VGT may terminate this Agreement by giving written notice to TGI at any time prior to the Effective Time (A) in the event TGI has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Parent or VGT has notified TGI of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 2004, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Parent or VGT breaching any representation, warranty, or covenant contained in this Agreement);

             (iii)        TGI may terminate this Agreement by giving written notice to the Parent and VGT at any time prior to the Effective Time (A) in the event the Parent or VGT has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, TGI has notified the Parent and VGT of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 2004, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from TGI breaching any representation, warranty, or covenant contained in this Agreement); or

             (iv)        Any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Special Meeting in the event this Agreement and the Merger fail to receive the Requisite Stockholder Approval.

        (b)        Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(e) above shall survive any such termination.

8.     Miscellaneous.

         (a)        Survival. None of the representations, warranties, and covenants of the Parties (other than the provisions in Section 2 above concerning issuance and delivery of the Parent Exchanged Securities) will survive the Effective Time.

        (b)        Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

        (c)        No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 2 above concerning issuance and delivery of the Parent Exchanged Securities are intended for the benefit of TGI Stockholders.

        (d)        Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

        (e)        Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

         (f)        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        (g)        Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        (h)        Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Parent and VGT:	Viral Genetics, Inc. Haig Keledjian, President 905 Mission Street South Pasadena, CA 91030

If to TGI:	Therapeutic Genetics, Inc. Steve Bollinger, President P.O. Box 1555 Solvang, CA 93464

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (i)        Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

         (j)        Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the California Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k)        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l)        Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

        (m)        Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated there under, unless the context otherwise requires. The word “including” shall mean including without limitation.

        (n)        Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

VIRAL GENETICS, INC., a Delaware corporation

By: /s/ Haig Keledjian, President

VIRAL GENETICS, INC., a California corporation

By: /s/ Haig Keledjian, President

THERAPEUTIC GENETICS, INC.

By: /s/ Steve Bollinger, President

EXHIBIT A
Form of Warrant

VIRAL GENETICS, INC.

Warrant for the Purchase of
Shares of Common Stock
Par Value $0.0001

Warrant No. ______	No. of Shares __________________

THE HOLDER OF THIS WARRANT, BY ACCEPTANCE HEREOF, BOTH WITH RESPECT TO THE WARRANT AND COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANT, AGREES AND ACKNOWLEDGES THAT THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE TRANSFERRED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR OTHER COMPLIANCE UNDER THE SECURITIES ACT OR THE LAWS OF THE APPLICABLE STATE OR A “NO ACTION” OR INTERPRETIVE LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, AND ITS COUNSEL, TO THE EFFECT THAT THE SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH STATE STATUTES.

        This is to certify that, for value received, _______________________________________ (the “Holder”) is entitled to purchase from VIRAL GENETICS, INC., a Delaware corporation (the “Company”), on the terms and conditions hereinafter set forth, all or any part of ______________________ shares (“Warrant Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”), at the purchase price of [$0.40] per share (“Warrant Price”). Upon exercise of this warrant in whole or in part, a certificate for the Warrant Shares so purchased shall be issued and delivered to the Holder. If less than the total warrant is exercised, a new warrant of similar tenor shall be issued for the unexercised portion of this warrant. By acceptance hereof, the Holder agrees to be bound by the terms and conditions of this warrant.

        This warrant is granted subject to the following further terms and conditions:

         1.     This warrant shall vest and be exercisable immediately, and shall expire at 5:00 pm Pacific Time on the date that is five years from the date this warrant is signed. In order to exercise this warrant with respect to all or any part of the Warrant Shares for which this warrant is at the time exercisable, Holder must take the following actions:

                 (a)        Deliver to the Corporate Secretary of the Corporation an executed notice of exercise in substantially the form of notice attached to this Agreement (the “Exercise Notice”) in which there is specified the number of Warrant Shares that are to be purchased under the exercised warrant.

                 (b)        Pay the aggregate Warrant Price for the purchased shares through one or more of the following alternatives:

(i)	full payment in cash or by check made payable to the Corporation’s order;

(ii)	full payment in shares of Common Stock valued at Fair Market Value on the Exercise Date (as such term is defined below);

(iii)	full payment through a combination of shares of Common Stock valued at Fair Market Value on the Exercise Date and cash or check payable to the Company’s order; or

(iv)

full payment effected through a broker-dealer sale and remittance procedure pursuant to which Holder shall provide concurrent irrevocable written instructions (i) to a brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Warrant Price payable for the purchased shares and (ii) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

                 (c)        Furnish to the Corporation appropriate documentation that the person or persons exercising the warrant (if other than Holder) have the right to exercise this warrant.

                 (d)        For purposes of this Agreement, the Exercise Date shall be the date on which the executed Exercise Notice shall have been delivered to the Company. Except to the extent the sale and remittance procedure specified above is utilized in connection with the warrant exercise, payment of the Warrant Price for the purchased shares must accompany such Exercise Notice.

                 (e)        For all valuation purposes under this Agreement, the Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)	If the Common Stock is at the time listed or admitted to trading on any national securities exchange or on the Nasdaq Stock Market, then the Fair Market Value shall be the closing selling price per share on the date in question on the securities exchange or the Nasdaq Market. If there is no reported sale of Common Stock on such exchange or market on the date in question, then the Fair Market Value shall be the closing selling price on the exchange or market on the last preceding date for which such quotation exists.

(ii)

If the Common Stock is not listed on such date on any national securities exchange nor included in the Nasdaq Stock Market, but is traded in the over-the-counter market, the highest “bid” quotation of a share of Common Stock on such date (or if none, on the most recent date on which there were bid quotations of a share of Common Stock), as reported on the NASD OTC Bulletin Board.

                 (f)        Upon such exercise, the Company shall issue and cause to be delivered with all reasonable dispatch (and in any event within three business days of such exercise) to or upon the written order of the Holder at its address, and in the name of the Holder, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise together with such other property (including cash) and securities as may then be deliverable upon such exercise. Such certificate or certificates shall be deemed to have been issued and the Holder shall be deemed to have become a holder of record of such Warrant Shares as of the Exercise Date.

        2.        The Warrant Shares have not and may not be registered as of the date of exercise of this warrant under the Securities Act or the securities laws of any state. This warrant and the Warrant Shares issuable on exercise of the warrant, when and if issued, are and may be “restricted securities” as defined in Rule 144 promulgated by the Securities and Exchange Commission and must be held indefinitely unless subsequently registered under the Securities Act and any other applicable state registration requirements, or an exemption from such registration requirements for resale is available. The Company is under no obligation to register the securities under the Securities Act or under applicable state statutes. In the absence of such a registration or an available exemption from registration, sale of the Warrant Shares will be prohibited. The Holder shall confirm to the Company the representations set forth above in connection with the exercise of all or any portion of this warrant.

        3.        The Company, during the term of this Agreement, will obtain from the appropriate regulatory agencies any requisite authorization in order to issue and sell such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Agreement.

        4.        The number of Warrant Shares purchasable upon the exercise of this warrant and the Warrant Price per share shall be subject to adjustment from time to time subject to the following terms. If the outstanding shares of Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, the Company or its successors and assigns shall make an appropriate and proportionate adjustment in the number or kind of shares, and the per-share Warrant Price thereof, which may be issued to the Holder under this Agreement upon exercise of the warrants granted under this Agreement. The purchase rights represented by this warrant shall not be exercisable with respect to a fraction of a share of Common Stock. Any fractional shares of Common Stock arising from the dilution or other adjustment in the number of shares subject to this warrant shall be rounded up to the nearest whole share.

        5.        The Company covenants and agrees that all Warrant Shares which may be delivered upon the exercise of this warrant will, upon delivery, be free from all taxes, liens, and charges with respect to the purchase thereof; provided, that the Company shall have no obligation with respect to any income tax liability of the Holder.

        6.        The Company agrees at all times to reserve or hold available a sufficient number of shares of Common Stock to cover the number of Warrant Shares issuable upon the exercise of this and all other warrants of like tenor and other convertible securities then outstanding.

        7.        This warrant shall not entitle the Holder hereof to any voting rights or other rights as a shareholder of the Company, or to any other rights whatsoever, except the rights herein expressed, and no dividends shall be payable or accrue in respect of this warrant or the interest represented hereby or the Warrant Shares purchasable hereunder until or unless, and except to the extent that, this warrant shall be exercised.

        8.        The Company may deem and treat the registered owner of this warrant as the absolute owner hereof for all purposes and shall not be affected by any notice to the contrary.

        9.        In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision were not contained herein.

        10.        This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware, without regard to the principles of conflicts of law thereof.

        11.        In case this warrant shall be mutilated, lost, stolen, or destroyed, the Company may at its discretion issue and deliver in exchange and substitution for and on cancellation of the mutilated warrant, or in lieu of and substitution for the warrant lost, stolen, or destroyed, a new warrant of like tenor and representing an equivalent right or interest; but only on receipt of evidence satisfactory to the Company of such loss, theft, or destruction of this warrant and indemnity satisfactory to the Company. The Holder shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

         12.        This Agreement shall be binding on and inure to the benefit of the Company and the person to whom a warrant is granted hereunder, and such person’s heirs, executors, administrators, legatees, personal representatives, assignees, and transferees.

        IN WITNESS WHEREOF, the Company has caused this warrant to be executed by the signature of its duly authorized officer, effective this _____ day of _______________________ 200__.

VIRAL GENETICS, INC.

By____________________________________
Duly Authorized Officer

Exercise Notice
(to be signed only upon exercise of warrant)

TO: VIRAL GENETICS, INC.

        The Holder of the attached warrant hereby irrevocable elects to exercise the purchase rights represented by the warrant for, and to purchase thereunder, ________________________________ shares of common stock of Viral Genetics, Inc., and herewith makes payment there for, and requests that the certificate(s) for such shares be delivered to the Holder at:

        If acquired without registration under the Securities Act of 1933, as amended (“Securities Act”), the Holder represents that the Common Stock is being acquired without a view to, or for, resale in connection with any distribution thereof without registration or other compliance under the Securities Act and applicable state statutes, and that the Holder has no direct or indirect participation in any such undertaking or in the underwriting of such an undertaking. The Holder understands that the Common Stock has not been registered, but is being acquired by reason of a specific exemption under the Securities Act as well as under certain state statutes for transactions by an issuer not involving any public offering and that any disposition of the Common Stock may, under certain circumstances, be inconsistent with these exemptions. The Holder acknowledges that the Common Stock must be held and may not be sold, transferred, or otherwise disposed of for value unless subsequently registered under the Securities Act or an exemption from such registration is available. The Company is under no obligation to register the Common Stock under the Securities Act, except as provided in the Agreement for the warrant. The certificates representing the Common Stock will bear a legend restricting transfer, except in compliance with applicable federal and state securities statutes.

        The Holder agrees and acknowledges that this purported exercise of the warrant is conditioned on, and subject to, any compliance with requirements of applicable federal and state securities laws deemed necessary by the Company.

                 DATED this ________ day of ________________________________, __________.

Signature

Transfer Form

        FOR VALUE RECEIVED, _________________________________________________ hereby sell, assign, and transfer unto warrants to purchase shares of the Common Stock of Viral Genetics, Inc., represented by the within instrument, and do hereby irrevocably constitute and appoint:

to transfer said warrants stock on the books of the within named Corporation with full power of substitution in the premises.

      Dated _______________________________________, _______________.

In presence of

EXHIBIT B
Form of Agreement of Merger

AGREEMENT OF MERGER

             This Agreement of Merger is entered into as of June 30, 2004, by and between Viral Genetics, Inc., a California corporation (“Surviving Corporation”) and Therapeutic Genetics, Inc., a California corporation (“Merging Corporation”).

             1.        The Merging Corporation shall be merged into the Surviving Corporation.

             2.        Each outstanding share of Merging Corporation shall be converted into 1.062466 shares of the common stock, par value $0.0001 per share, of Viral Genetics, Inc., a Delaware corporation and parent corporation of the Surviving Corporation (the “Parent”), and a warrant to purchase 1.062466 shares of the common stock of Parent at an exercise price of $0.40 per share exercisable over a term of five years.

             3.        The outstanding shares of the Surviving Corporation shall remain outstanding and are not affected by the merger.

             4.        The Merging Corporation shall from time to time, as and when requested by Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry lout this merger.

             5.        The effect of the merger and the effective date of the merger are as prescribed by law.

             IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

VIRAL GENETICS, INC.	THERAPEUTIC GENETICS, INC.

By: _________________________________ Haig Keledjian, Presiden	By: _________________________________ Steve Bollinger, President

By: _________________________________ ______________, Secretary	By: _________________________________ ______________, Secretary

CERTIFICATE OF APPROVAL
OF
AGREEMENT OF MERGER

Haig Keledjian and _________________ certify that:

        1.     They are the president and secretary, respectively, of Viral Genetics, Inc., a California corporation and the Surviving Corporation under the Agreement of Merger in the form attached.

        2.     The Agreement of Merger in the form attached was duly approved by the board of directors and shareholders of the Surviving Corporation.

        3.     The shareholder approval was by the holders of 100% of the outstanding shares of the Surviving Corporation.

        4.     There is only one class of shares of the Surviving Corporation and the number of shares outstanding is 75,000,000.

        5.     No vote of the shareholders of Viral Genetics, Inc., a Delaware corporation and parent of the Surviving Corporation, was required.

We further declare under penalty of perjury under the laws of the Start of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated this _____, day of _____________________________, 2004.

By: _________________________________
      Haig Keledjian, President

By: _______________________________________________,
       ____________Secretary

CERTIFICATE OF APPROVAL
OF
AGREEMENTOF MERGER

Steve Bollinger and _________________ certify that:

        1.     They are the president and secretary, respectively, of Therapeutic Genetics, Inc., a California corporation.

        2.     The Agreement of Merger in the form attached was duly approved by the board of directors and shareholders of the corporation.

        3.     The shareholder approval was by the holders of ____% of the outstanding shares of the corporation.

        4.     There is only one class of shares and the number of shares outstanding is 23,255,860.

We further declare under penalty of perjury under the laws of the Start of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated this _____, day of _____________________________, 2004.

By: _________________________________
      Steve Bollinger, President

By: _______________________________________________,
       ____________Secretary